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                                    EXHIBIT 5

               Opinion of Surovell, Jackson, Colten & Dugan, P.C.

                                 April 30, 1998

SSE Telecom, Inc.
Suite 710
8230 Leesburg Pike
Vienna, Virginia  22182

Gentlemen:

         You have requested our opinion as counsel for SSE Telecom, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, for the public offering by the Company of up to 425,000 shares of common stock pursuant to its 1997 Equity Participation Plan for officers, directors, employees, and consultants of the Company, or any of its subsidiaries.

         We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April 30, 1998 (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

         Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      SUROVELL, JACKSON, COLTEN & DUGAN, P.C.

                                      By:  /s/ G. Donald Markle
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                                               G. Donald Markle

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